Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):

iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Intermediate Credit Bond ETF (ISHICRED)
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Allocation Target Shares: Series C Portfolio
(BATSC)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock Investment Grade Bond Portfolio (BR-IG)
BlackRock Multi Asset Income - Passive Fixed Income
Portfolio (BR-INC-PFI)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Strategic Global Bond Fund, Inc. (BR-WI)
Consulting Group Capital Markets Funds (CG-CGCM)
CoreAlpha Bond Master Portfolio (MIP_CORA)
AST BlackRock Global Strategies Portfolio (Core Active)
(PRU-AA-CAB)
JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC)
UBS PACE Intermediate Fixed Income Investments Portfolio
(UBS-PACE)


The Offering
Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05-23-2016

Security Type:
BND/CORP


Issuer
Lam Research Corporation (2023)

Selling
Underwriter
Citigroup Global Markets Inc.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[x] Other:  Mitsubishi UFJ Securities
(USA), Inc. for CG-CGCM

List of
Underwriter(s)
Goldman, Sachs & Co., Barclays Capital
Inc., Citigroup Global Markets Inc., J.P.
Morgan Securities LLC, BNP Paribas
Securities Corp., Deutsche Bank Securities
Inc., Mitsubishi UFJ Securities (USA),
Inc., Mizuho Securities USA Inc., Wells
Fargo Securities, LLC, HSBC Securities
(USA) Inc., PNC Capital Markets LLC,
SunTrust Robinson Humphrey, Inc


Transaction Details

Date of Purchase
05-23-2016


Purchase
Price/Share
(per share / %
of par)
$99.697

Total
Commission,
Spread or
Profit
0.625%


1.	Aggregate Principal Amount Purchased
(a+b)
$30,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$7,842,000

b. Other BlackRock Clients
$22,158,000

2.	Aggregate Principal Amount of
Offering
$600,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.05


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
05-31-2016

Global Syndicate Team Member




Approved by:
Betsy Mathews
Date:
05-31-2016

Global Syndicate Team Member